Exhibit 99.1

Kips Bay Medical Provides Feasibility Study Update

and Reports Second Quarter 2014 Results

MINNEAPOLIS, MN, August 12, 2014 – Kips Bay Medical, Inc. (NASDAQ: KIPS), a medical device company focused on manufacturing and commercializing its external saphenous vein support technology, eSVS® Mesh, for use in coronary artery bypass grafting, or CABG, surgery, today provided a business update and announced financial results for its second quarter ended June 28, 2014.

Enrollment Begins at Lenox Hill Hospital in New York

The Company recently announced that on July 17, 2014, Lenox Hill Hospital in New York City performed its first implant of an eSVS Mesh. This implant was performed as part of the Kips Bay Medical eMESH I clinical feasibility trial currently being conducted for the U.S. Food and Drug Administration, or FDA, in a number of preeminent cardiac surgery centers in both Europe and the United States.

The procedure was performed by Nirav C. Patel, M.D., Associate Chairman of Cardiothoracic Surgery at Lenox Hill Hospital, who commented, “We are excited to be enrolling patients in the eMESH I clinical feasibility study. The eSVS Mesh device, developed by Kips Bay Medical, is very easy to use and fits well within our normal CABG procedures. Saphenous vein grafts are the Achilles heel of bypass surgery and I am hopeful this new device will give us the upper hand in improving outcomes for thousands of patients suffering from coronary artery disease.”

Mr. Villafaña added “We are gratified by the continued interest and support of leading cardiac surgeons like Dr. Patel and are excited to be able to work with Lenox Hill Hospital, one of the truly outstanding clinical research facilities here in the United States.”

Feasibility Study Update

Enrollment in the eMESH I clinical feasibility trial has continued, although at a slower than expected pace during the second quarter. As of August 1, 2014, 56 patients had been enrolled in the eMESH I clinical feasibility trial. Kips Bay attributes part of this slowness to a delay in its receipt of the CE Mark approval incorporating the new implant technique approved by the FDA for use in the feasibility trial. In addition, organizational changes within two of the U.S. study sites delayed internal approvals required for those sites to resume the enrollment of study patients.

In March 2014, the FDA approved a combination of changes in the application of the eSVS Mesh to the saphenous vein graft, or SVG, and to the surgical implant technique for the eSVS Mesh treated graft. These changes were based upon the Company’s consultations with medical advisors and several of the cardiac surgeons participating in the eMESH I clinical feasibility trial and the Company’s initial review of early results from the eMESH I trial. The changes are intended to reduce the variables in the study and the risk of early graft occlusion. Kips Bay also believes these changes will simplify the process of applying and implanting the eSVS Mesh thereby reducing procedural costs.

Also in March 2014, the Company requested an update of its CE Mark approval to incorporate the changes in the application of the eSVS Mesh to the saphenous vein graft and to the surgical implant technique that were approved by the FDA for use in the eMESH I clinical feasibility trial. Based upon recent communications with its notified body, the Company believes that the review process is near completion and that Kips Bay will receive the updated approval during the third quarter. Kips Bay believes that the CE Mark review process has taken longer than the Company had anticipated due to a backlog in the workload of the Company’s notified body.

Currently, seven European study sites are now able to enroll study patients in the eMESH I clinical feasibility study, however, they may not use the new implant technique until the Company receives an updated CE Mark approval. Three additional international sites have received ethics committee approval and are in the process of finalizing clinical trial agreements in order to begin enrollment, which is expected to commence during the third quarter.

As of August 1, 2014, four sites in the United States, which includes the Mayo Clinic, the Cleveland Clinic, Emory University and the Lenox Hill Hospital, are currently recruiting patients for the trial, and Kips Bay expects two additional sites will be recruiting within the next 60 days.

“We are understandably disappointed by the delays in our eMESH I feasibility study,” commented Mr. Villafaña, “But the steps we have taken to simplify the use of the eSVS Mesh and reduce the overall study risks were important and worth the short-term delay.”

The eMESH I clinical feasibility trial is a multi-center, randomized study of external SVG support using the Company’s eSVS Mesh in coronary artery bypass grafting surgery. The objective of the eMESH I clinical feasibility trial is to demonstrate to the FDA the initial safety and performance of the eSVS Mesh for use as an external SVG support device during CABG surgery. If the feasibility trial is successful, the Company intends to use the data from this study as the basis for the filing of a request for an investigational device exemption, or IDE, to perform a larger pivotal study. The pivotal study is required to demonstrate clinical effectiveness and support a premarket approval application filing with the FDA seeking approval to sell the eSVS Mesh in the United States.

Financial Results

Net sales in the second quarter of 2014 were $31,000, down from $40,000 in the second quarter of 2013. Gross profit was $17,000 and $21,000 in the second quarters of 2014 and 2013, respectively. Net loss in the second quarter of 2014 was $1.4 million, or $0.04 per diluted share, compared to a net loss of $1.5 million, or $0.06 per diluted share, in the second quarter of 2013. Net sales for the first six months of 2014 and 2013 were $57,000 and $76,000, respectively, and the Company’s gross margin increased slightly to 54.4% from 53.9%, respectively. The net loss for the first six months of 2014 was $2.9 million, or $0.09 per diluted share, compared to a net loss of $3.0 million, or $0.11 per diluted share, for the first six months of 2013. These decreases in net sales during the second quarter and for the six months ended June 28, 2014 reflect the negative impact of limited reimbursements available to hospitals, the limited amount of clinical data on the performance of the eSVS Mesh and the continuing effects of economic difficulties in certain European countries. The Company expects sales to continue at modest levels until additional clinical study data is available.

Research and development expenses decreased 13.9% from $757,000 in the second quarter of 2013 to $652,000 in the second quarter of 2014. Research and development expenses decreased 11.6% from $1.5 million in the six months ended June 29, 2013 to $1.3 million in the six months ended June 28, 2014. These decreases were due primarily to non-recurring costs incurred in the first half of 2013 related to additional design testing required by the FDA as part of the Company’s original IDE approval with conditions. In addition, costs incurred for post-market studies during the first half of 2014 declined in the current year period. Costs incurred in conjunction with the eMESH I clinical feasibility trial also declined slightly during the second quarter of 2014 as compared with the second quarter of 2013, due to a slowdown in patient enrollments in Europe while these sites waited for an updated CE Mark approval. The Company expects that its research and development expenses will increase as clinical study related activities increase and as enrollment of patients is resumed.

Selling, general and administrative expenses increased 2.8% to $795,000 in the second quarter of 2014, up from $773,000 in the second quarter of 2013. Selling, general and administrative expenses increased 4.0% to $1.6 million in the first half of 2014, up from $1.5 million in the first half of 2013. These increases were primarily related to higher costs associated with expanding the Company’s sales team from one to two individuals during the third quarter of 2013. These increases were partially offset by decreases in stock-based compensation expense which resulted from the Company’s decreased stock price. The Company expects SG&A expenses to increase slightly over the prior year periods as the Company continues to pursue its international sales and marketing efforts.

Balance Sheet and Cash Flow

Total cash, cash equivalents and short-term investments at June 28, 2014 were $6.0 million compared to $5.0 million at December 31, 2013. Total current assets increased to $7.0 million at June 28, 2014, up from $5.9 million at December 31, 2013. These increases resulted from the January 2014 public offering, partially offset by cash used for operations during the first half of 2014.

Current liabilities increased to $501,000 as of June 28, 2014, up from $455,000 as of December 31, 2013. This increase was attributable to an increase in accrued costs related to the Company’s feasibility trial related activities.

Cash used in operations decreased to $2.6 million for the six months ended June 28, 2014 from $3.0 million in the six months ended June 29, 2013. This decrease was primarily the result of payment in the first quarter of 2013 of $400,000 of costs related to the Company’s December 2012 public offering.

Looking Ahead

Sales, general and administrative expenses are expected to increase slightly during 2014 compared to 2013 as the Company continues to pursue its international sales and marketing activities. Research and development expenses are also expected to increase during 2014 compared to 2013 as clinical study activities increase. The Company expects sales to continue at modest levels until additional clinical study data becomes available.

Kips Bay believes its cash, cash equivalents and short-term investments as of June 28, 2014 will be sufficient to fund its planned operations for at least the next 12 months. However, the Company may elect to raise additional funds earlier in order to continue its clinical and regulatory activities and plan for its anticipated larger pivotal study for the eSVS Mesh.

About the eSVS Mesh

The eSVS Mesh is designed to be fitted like a sleeve on the outside of saphenous vein grafts to strengthen SVGs used in coronary artery bypass graft surgery. By strengthening the SVG and preventing the damaging expansion of the vein graft, the Company hopes to reduce or prevent the resulting injury which can lead to SVG failure and potentially costly and complicated re-interventions for patients undergoing CABG surgery. The eSVS Mesh is manufactured from nitinol wire which gives the eSVS Mesh considerable strength, while remaining highly flexible and kink-resistant. Kips Bay is currently conducting a feasibility trial for the FDA, the objective of which is to demonstrate the initial safety and performance of the eSVS Mesh. Kips Bay expects to enroll up to 120 patients at 10 international and 10 U.S. sites and expects to use the data from this study as the basis for the filing of a request for an investigational device exemption to perform a larger pivotal study. The pivotal study is required to demonstrate clinical effectiveness and support a request for approval to sell the eSVS Mesh in the United States. Additional information about the eSVS Mesh and the Company’s feasibility trial are available at the Company’s website at www.KipsBayMedical.com and in the Company’s most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

About Kips Bay Medical

Kips Bay Medical, Inc. is a medical device company focused on manufacturing and commercializing its external saphenous vein support technology, the eSVS Mesh, for use in coronary artery bypass grafting surgery. Kips Bay originally acquired the eSVS Mesh technology from Medtronic, Inc. in 2007. Additional information about Kips Bay is available at the Company’s website at www.KipsBayMedical.com.

Forward-Looking Statements Safe Harbor

Statements contained in this release that relate to future events are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations of future events and often can be identified by words such as “continues,” “expects,” “intends,” “should,” “will,” “may,” “believes,” “could,” “hopes,” “anticipates,” “objective,” “looking ahead,” “future,” other words of similar meaning or the use of future dates. Examples of forward-looking statements in this release include Kips Bay’s plans and expectations regarding enrollments, site activations and other aspects of its eMESH I clinical feasibility trial; the receipt and anticipated timing of the updated CE mark approval; the effect of recent changes in the application of the eSVS Mesh and to the surgical implant technique; the safety, performance and benefits of the eSVS Mesh; future sales, sales, general and administrative expenses and research and development expenses; burn rate and need for additional capital. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Uncertainties and risks may cause Kips Bay’s actual results to be materially different than those expressed in or implied by Kips Bay’s forward-looking statements. For Kips Bay, such uncertainties and risks include, among others, the status of the eMESH I clinical feasibility trial, including enrollment, completion and the results; receipt and timing of an updated CE mark approval; Kips Bay’s future operating results and financial performance; market size and market acceptance of the eSVS Mesh technology; the ability of Kips Bay and its distributors to commercialize and sell the eSVS Mesh in Europe; its ability to obtain coverage and reimbursement from third-party payors for the eSVS Mesh technology and the extent of such coverage; the development of its distribution and marketing capabilities; its ability to attract and retain scientific, regulatory, and sales and marketing support personnel and its ability to obtain additional financing. More detailed information on these and other factors that could affect Kips Bay’s actual results are described in Kips Bay’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. Kips Bay undertakes no obligation to update its forward-looking statements.

Contact:

Kips Bay Medical, Inc.

Manny Villafaña, Chairman and Chief Executive Officer, +1-763-235-3540

Email: Manny.Villafana@KipsBayMedical.com

or

Scott Kellen, Chief Operating Officer and Chief Financial Officer, +1-763-235-3540

Email: Scott.Kellen@KipsBayMedical.com

Kips Bay Medical, Inc.

Statements of Comprehensive Loss (unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 28, 2014	June 29, 2013	June 28, 2014	June 29, 2013

Net sales	$31	$40	$57	$76
Cost of sales	(14)	(19)	(26)	(35)
Gross profit	17	21	31	41
Operating expenses:
Research and development	652	757	1,292	1,462
Selling, general and administrative	795	773	1,609	1,547
Operating loss	(1,430)	(1,509)	(2,870)	(2,968)
Interest income	2	5	4	8
Net loss	$(1,428)	$(1,504)	$(2,866)	$(2,960)
Basic and diluted net loss per share	$(0.04)	$(0.06)	$(0.09)	$(0.11)
Weighted average shares outstanding — basic and diluted	33,014,079	26,944,065	31,939,353	26,844,369

Comprehensive loss	$(1,428)	$(1,506)	$(2,866)	$(2,963)

Kips Bay Medical, Inc.

Balance Sheets (unaudited)

(In thousands, except share and per share amounts)

	June 28, 2014	December 31, 2013
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,720	$2,316
Short-term investments, net	1,317	2,684
Accounts receivable	14	28
Inventories	727	793
Prepaid expenses and other current assets	199	88
Total current assets	6,977	5,909
Property and equipment, net	376	400
Total assets	$7,353	$6,309

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$28	$141
Accrued liabilities	473	314
Total current liabilities	501	455
Commitments and contingencies
Stockholders’ equity:
Undesignated stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding as of June 28, 2014 and December 31, 2013, respectively	—	—
Common stock, $0.01 par value, 90,000,000 shares authorized as of June 28, 2014 and 40,000,000 shares authorized as of December 31, 2013, 33,014,079 and 26,979,079 issued and outstanding as of June 28, 2014 and December 31, 2013, respectively	330	270
Additional paid-in capital	45,298	41,494
Accumulated other comprehensive loss	—	—
Accumulated deficit	(38,776)	(35,910)
Total stockholders’ equity	6,852	5,854
Total liabilities and stockholders’ equity	$7,353	$6,309

Kips Bay Medical, Inc.

Statements of Cash Flows (unaudited)

(In thousands)

	Six Months Ended
	June 28, 2014	June 29, 2013
Cash flows from operating activities:
Net loss	$(2,866)	$(2,960)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	26	26
Stock-based compensation	221	320
Amortization of premium on short-term investments	14	39
Other	—	15
Changes in operating assets and liabilities:
Accounts receivable	14	(11)
Inventories	66	68
Prepaid expenses and other current assets	(111)	(129)
Accounts payable	(113)	(280)
Accrued liabilities	159	(130)
Net cash used in operating activities	(2,590)	(3,042)
Cash flows from investing activities:
Proceeds from sales and maturities of short-term investments	2,569	1,082
Purchases of short-term investments	(1,216)	(5,625)
Purchase of property and equipment	(2)	(10)
Net cash provided by (used in) investing activities	1,351	(4,553)
Cash flows from financing activities:
Proceeds from sale of common stock in a public offering, net of related costs of $581	3,643	—
Proceeds from sale of common stock in a public offering, net of related costs of $33	—	276
Net cash provided by financing activities	3,643	276
Net increase (decrease) in cash and cash equivalents	2,404	(7,319)
Cash and cash equivalents at beginning of period	2,316	9,403
Cash and cash equivalents at end of period	$4,720	$2,084